Exhibit 10.1
This EMPLOYMENT AGREEMENT (this “Agreement”), dated as of March 14, 2018 (the “Effective Date”), is entered into by and between REVLON CONSUMER PRODUCTS CORPORATION, a Delaware corporation (“RCPC” and, together with its parent Revlon, Inc. (“Revlon”) and its subsidiaries, the “Company”), and Debra Perelman (the “Executive”).
WHEREAS, RCPC wishes to employ the Executive and the Executive wishes to accept employment with the Company on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, RCPC and the Executive hereby agree as follows:
1.Employment, Duties and Acceptance.

1.1 Employment, Duties. RCPC hereby employs the Executive for the Term (as defined in Section 2) to render exclusive and full-time services to the Company in the capacity of Chief Operating Officer of Revlon and RCPC, reporting to the Company’s Executive Vice Chairman or his designee or successor (the “Principal Executive Officer” or the “PEO”), and to perform such duties and responsibilities and have such authority as shall be consistent with such position (including continuing to serve as a director of Revlon and/or, if so elected or appointed, serving as a director and/or officer of RCPC and/or any subsidiary of the Company), and such other duties and responsibilities, in each case as may be reasonably assigned to the Executive from time to time by the PEO or, if requested or required, by Revlon’s Board of Directors (the “Board”) or a committee thereof.

1.2 Acceptance. The Executive hereby accepts such employment and agrees to render the services described above. During the Term, the Executive agrees to serve the Company faithfully, to devote the Executive’s entire business time, energy and skill to such employment, and to use the Executive’s best efforts, skill and ability to promote the Company’s interests.

1.3 Location. The duties to be performed by the Executive hereunder shall be performed primarily at the office of RCPC in the New York City metropolitan area, subject to reasonable travel requirements consistent with the nature of the Executive’s duties from time to time on behalf of the Company.

1.4 Representations. As an inducement for RCPC and Revlon to enter into this Agreement, the Executive hereby represents that the Executive is not a party to any contract, agreement or understanding which prevents, prohibits or limits her in any way from entering into and fully performing her obligations under this Agreement and any duties and responsibilities that may be assigned to her hereunder.

2.Term of Employment. Executive’s employment under this Agreement shall commence on the Effective Date and shall continue on an at-will basis until terminated by either party pursuant to Section 4 (the “Term”).

3.Compensation; Benefits.

3.1 Salary. Commencing on the Effective Date, the Company agrees to pay the Executive during the Term a base salary, payable bi-weekly, at the annual rate of not less than $1.125 million (the “Base Salary”). All payments of Base Salary or other compensation hereunder shall be less such deductions or withholdings as are required by applicable law and regulations. The Executive will be considered for merit increases in connection with the Executive’s performance evaluations, which are performed in accordance with the Company’s salary administration policies and procedures. In the event that RCPC, in its sole discretion, from time to time determines to increase the Base Salary, such increased amount shall, from and after the effective date of the increase, constitute “Base Salary” for purposes of this Agreement and shall not thereafter be decreased.

3.2 Annual Bonus. Commencing in 2018, the Executive shall be eligible to participate in the Company’s annual bonus programs as shall be in effect from time to time (the “Bonus Programs”), to the extent implemented under the Revlon Executive Incentive Compensation Plan or such successor plan as shall be in effect from time to time (the “Incentive Compensation Plan”), with target bonus eligibility of 100% of Base Salary for achieving performance objectives set by the Compensation Committee, subject to the terms and conditions of such Bonus Programs and the Incentive Compensation Plan; provided that notwithstanding anything to the contrary contained in the Bonus Programs or the Incentive Compensation Plan, such bonus shall have a maximum annual payout of 200% of Base Salary (the “Maximum Annual Bonus”). In the event that the Executive’s employment shall terminate pursuant to Section 4.1, 4.2, or 4.3 during any calendar year, the Executive’s bonus with respect to the year during which such termination occurs shall be pro-rated (the “Pro-Rated Bonus”) for the actual number of days of active employment during such year and such Pro-Rated Bonus shall be payable (i) if and to the extent bonuses are payable to executives under the Bonus Programs for that year based upon achievement of the objectives set for that year and not including any discretionary bonus amounts which may otherwise be payable to other executives despite non-achievement of bonus objectives for such year, and (ii) on the date bonuses would otherwise be payable to executives under the Bonus Programs, but no later than March 15 of the year following the year to which the bonus relates. Notwithstanding anything herein or contained in the Bonus Programs and/or Incentive Compensation Plan to the contrary, in the event that the Executive’s employment shall terminate pursuant to Section 4.1, 4.2, or 4.3 during any calendar year, the Executive shall be entitled to receive the Executive’s bonus (if not already paid) with respect to the year immediately preceding the year of termination (if bonuses with respect to such year are payable to other executives based upon achievement of bonus objectives, and not based upon discretionary amounts which may be paid to other executives despite non-achievement of bonus objectives) as and when such bonuses would otherwise be payable to executives under the Bonus Programs despite the fact that the Executive may not be actively employed on such date of payment (the “Prior Year Bonus”).

3.3 Long-Term Incentive Compensation (“LTIP”). During the Executive’s period of employment with the Company in this position, the Executive shall be eligible to participate each year in the Company’s LTIP Program under the Incentive Compensation Plan, subject annually to Compensation Committee approval, and the terms of the Incentive Compensation Plan and the applicable LTIP terms adopted by the Compensation Committee. Management will recommend that the Compensation Committee approve a 2018 LTIP grant with a total target value of $1,250,000, subject to the terms of the applicable LTIP Program and the Incentive Compensation Plan.

3.4 Business Expenses. RCPC shall pay or reimburse the Executive for all reasonable expenses actually incurred or paid by the Executive during the Term in the performance of the Executive’s services under this Agreement, subject to and in accordance with the Revlon Travel and Entertainment Policy as in effect from time to time, or such policy or policies, if any, as may succeed it.

3.5 Vacation. During each year of the Term, the Executive shall be entitled to a vacation period or periods in accordance with the vacation policy of the Company as in effect from time to time, but not less than twenty (20) days.

3.6 Benefits. During the Term, the Executive shall be entitled to participate in those qualified and non-qualified defined benefit, defined contribution, group life insurance, medical, dental, disability, and other benefit plans and programs of the Company as from time to time in effect (or their successors) generally made available to other senior executives of the Company of the Executive’s level generally and in such other plans and programs and in such perquisites, as from time to time in effect, as may be generally made available to senior executives of the Company of the Executive’s level generally.

3.7 Internal Revenue Code Section 409A. Section 409A of the Code (as defined in this Section 3.7) and/or its related rules and regulations (“Section 409A”), imposes additional taxes and interest on compensation or benefits deferred under certain “nonqualified deferred compensation plans” (as defined under the Code). These plans may include, among others, nonqualified retirement plans, bonus plans, stock option plans, employment agreements and severance agreements. It is the intent of the parties that the payments and benefits under this Agreement comply with or be exempt from Section 409A and, accordingly, this Agreement shall be interpreted consistent with such intent. The Company reserves the right to provide compensation or benefits under any such plan in amounts, at times and in a manner that minimizes taxes, interest or penalties as a result of Section 409A, including any required withholdings, and the Executive agrees to cooperate with the Company in such actions. Specifically, and without limitation of the previous sentence, if the Executive is a “specified employee,” as such term is defined under Section 409A (generally, one of the Company’s top fifty (50) highest paid officers), to the extent required to comply with Section 409A, the Company will not make any payments to the Executive under this Agreement upon a “separation from service,” as such term is defined under Section 409A, until six (6) months after the Executive’s date of separation from service or, if earlier, the date of the Executive’s death. Upon expiration of the six-month period, or, if earlier, the date of the Executive’s death, the Company shall make a payment to the Executive (or her beneficiary or estate, if applicable) equal to the sum of all payments that would have been paid to the Executive from the date of separation from service had the Executive not been a “specified employee” through the end of the six (6) month period or the date of death (whichever is earlier), and thereafter the Company will make all the payments at the times specified in this Agreement or applicable policy, as the case may be. In addition, the Company and the Executive agree that, for purposes of this Agreement, termination of employment (or any variation thereof) will satisfy all of the requirements of “separation from service” as defined under Section 409A. For purposes of this Agreement, the right to a series of installment payments, such as salary continuation or severance payments, shall be treated as the right to a series of separate payments and shall not be treated as a right to a single payment. Any in-kind benefits or reimbursements provided under this Agreement that constitute deferred compensation subject to Section 409A shall be subject to the following: (i) any such in-kind benefit or payment reimbursement provided during one calendar year shall not affect the amount of such in-kind benefit or reimbursement provided during a subsequent calendar year; (ii) such in-kind benefit or reimbursement may not be exchanged or substituted for other forms of compensation to the Executive; and (iii) reimbursement payments shall be made to the Executive no later than the last day of the taxable year following the year in which the reimbursed expense is incurred. For purposes of this Agreement, the term “Code” shall mean the Internal Revenue Code of 1986, as amended, including all final regulations promulgated thereunder, and any reference to a particular section of the Code shall include any provision that modifies, replaces or supersedes such section.

3.8 Clawback/Recoupment Policy. The Executive agrees and acknowledges that incentive amounts and awards (as used within the meaning of the Dodd-Frank Wall Street Reform and Consumer Protection Act) payable pursuant to this Agreement or any bonus or incentive plan are subject to forfeiture and recoupment and may be cancelled without payment, and/or a demand for repayment of any previously paid amounts may be made upon the Executive in accordance with the Company’s forfeiture and recoupment policies with regard to financial statements as are required by law to be adopted and in effect from time to time. This provision shall survive termination of the Executive’s employment. The forfeiture provisions in this Section 3.8 are in addition to any forfeiture provisions contained elsewhere in this Agreement.

4.Termination.

4.1 Death. If the Executive shall die during the Term, the Term shall terminate and no further amounts or benefits shall be payable hereunder, except that the Executive’s estate shall be entitled to receive any Prior Year Bonus and any Final Compensation (as defined below). In addition, the Executive’s estate shall receive (i) the Pro-Rated Bonus payable at the same time and manner payment would be made pursuant to Section 3.2, as if the Executive continued to be an active employee of the Company, and (ii) payment in respect of the outstanding LTIP Award under Section 3.3 at the same time payments would be made pursuant to Section 3.3, as if the Executive continued to be an active employee of the Company, based on actual performance but pro-rated for the actual number of days of Executive’s active employment during the applicable performance period (the “Pro-Rated LTIP”). “Final Compensation” means (i) the Base Salary earned but not paid through the date of termination, (ii) pay for any vacation time earned but not used through the date of termination, (iii) any business expenses incurred by the Executive but unreimbursed on the date of termination, provided that such expenses and required substantiation and documentation thereof are submitted within ninety (90) days following termination and that such expenses are reimbursable under Company policy, and (iv) vested benefits as may be provided under the terms of any applicable benefit plan. Except as provided in this Section 4.1, the Company shall have no further compensation obligation to the Executive or the Executive’s estate or heirs hereunder in the event of the Executive’s death.

4.2 Disability. If the Executive shall have failed, with or without reasonable accommodation, to perform the essential functions of the Executive’s job as a result of a physical or mental incapacity or illness lasting for 180 days during any 365-day period (a “Disability”), the Company may, by written notice to the Executive while she is

Disabled, terminate the Term and no further amounts or benefits shall be payable hereunder, except that the Executive shall be entitled to receive the same payments as described above in Section 4.1. Except as provided in this Section 4.2, the Company shall have no further compensation obligation to the Executive hereunder in the event of such termination.

4.3 Termination by Company other than for Cause. The Company shall be entitled to terminate the Term and the Executive’s employment hereunder other than for Cause at any time upon written notice to the Executive. In the event the Company terminates the Term or the Executive’s employment other than pursuant to the provisions of Section 4.1, 4.2, or 4.4, the Executive shall be entitled to receive any Prior Year Bonus, any Final Compensation and the Pro-Rated Bonus and Pro-Rated LTIP Award each as described above, as well as the payments and benefits prescribed by, and in accordance with the terms and conditions of, the Revlon Executive Severance Pay Plan.

4.4 Cause. In the event of the Executive’s (i) willful failure, refusal, or inability (other than as a result of physical or mental incapacity or illness) to perform the Executive’s material duties hereunder; (ii) willful failure or refusal to follow or carry out a lawful directive of the Board; (iii) conviction of any felony; (iv) conviction of any lesser crime or offense involving the property of the Company; (v) gross negligence or willful misconduct in connection with the performance of the Executive’s duties hereunder; (vi) material breach, or knowing immaterial breach, of the Code of Conduct (as defined below); (vii) material breach of any other provision of this Agreement or other Company policy applicable to the Executive; or (viii) willful misconduct which would make the Executive’s continued employment by the Company materially harmful to the Company, monetarily or reputationally, the Company may, within ninety (90) days of the Board’s knowledge of the event, by written notice to the Executive terminate the Term and, upon such termination, this Agreement shall terminate and the Executive shall be entitled to receive no further amounts or benefits hereunder, except any as shall have been earned to the date of such termination including the Final Compensation. For purposes of this definition of “Cause”, no act or omission to act by the Executive will be “willful” if such act or omission was done or omitted to be done in the Executive’s good faith and with a reasonable belief that such act or omission was in the best interests of the Company. If and to the extent any occurrence of Cause is capable of cure, the Company shall provide notice of same to the Executive, who shall then have ten (10) days to cure such event of Cause to the satisfaction of the Company.

4.5 Voluntary Termination by the Executive. The Executive may terminate her employment hereunder at any time by providing written notice to the Company. In such event, upon such termination the Company shall have no further compensation obligation to the Executive, other than for any Final Compensation through the actual date of such termination.

5.Inventions and Patents.

5.1 The Executive agrees that all processes, technologies and inventions (collectively, “Inventions”), including new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented, or made by the Executive during the Term or following the Term if derived from Confidential Information shall belong to the Company, provided that such Inventions grew out of the Executive’s work with the Company or any of its affiliates, are related in any manner to the business (commercial or experimental) of the Company or any of its affiliates, are conceived or made on the Company’s time or with the use of the Company’s facilities or materials. The Executive shall further: (a) promptly disclose such Inventions to the Company; (b) assign to the Company, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries; (c) sign all papers necessary to carry out the foregoing; and (d) give testimony in support of the Executive’s inventorship. “Inventions” shall not include managerial concepts and skills generally applied by experienced senior executives. The Executive will deliver to the Company a confidential schedule of intellectual property she had, if any, prior to joining the Company. For purposes of this Agreement, “Confidential Information” shall mean any confidential information acquired by the Executive concerning the Company’s or its affiliates’ business affairs, including without limitation, its financial results and prospects, financial affairs, future plans in research, acquisition or divestiture plans, marketing, advertising, sales, product development, proprietary business processes or methods, research, and trade secrets.

5.2 If any Invention as defined in Section 5.1 above is described in a patent application or is disclosed to third parties, directly or indirectly, by the Executive within two (2) years after the termination of the Executive’s employment with the Company, it is to be presumed that the Invention was conceived or made during the Term.
5.3 The Executive agrees that the Executive will not assert any rights to any Invention as having been made or acquired by the Executive prior to the date of this Agreement, except for Inventions, if any, disclosed to the Company in writing prior to the date hereof.

6.Ownership of Property. The Company shall be the sole owner of all Confidential Information, Inventions, and all other products and proceeds of the Executive’s services hereunder, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, programs, copyright work (meaning any works of authorship, including computer software) and all other intellectual properties or work product that the Executive may acquire, obtain, develop or create in connection with or during the Term, free and clear of any claims by the Executive (or anyone claiming under the Executive) of any kind or character whatsoever (other than the Executive’s right to receive payments hereunder). The Executive shall, at the request of RCPC, execute such assignments, certificates or other instruments as RCPC may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend the Company’s right, title or interest in or to any such properties.

7.Revlon Code of Conduct and Business Ethics. In consideration of RCPC’s execution of this Agreement, the Executive agrees to comply with the then current published terms of the Revlon, Inc. Code of Conduct and Business Ethics (the “Code of Conduct”), a current copy of which is annexed at Schedule A, whether or not the Executive is a signatory thereof, with the same effect as if the same were set forth herein in full.

8.Indemnification. Subject to the terms, conditions and limitations of its by-laws (as in effect on the Effective Date or if greater, as amended thereafter) and applicable Delaware law, RCPC will defend and indemnify the Executive against all costs, charges and expenses (including advancement of fees) incurred or sustained by the Executive in connection with any action, suit or proceeding to which the Executive is or may be made a party, brought by any shareholder of the Company directly or derivatively or by any third party or by any participant in, or beneficiary of, a benefit plan, by reason of any act or omission of the Executive as an officer, director or employee of the Company or affiliate of the Company or as a fiduciary of any benefit plan. The Executive shall be covered by the Directors and Officers insurance coverage as is maintained by Revlon and RCPC for its directors and officers including, to the extent provided under such Directors and Officers insurance, coverage for actions, suits or proceedings brought after she ceases employment with RCPC but relating to periods during the Executive’s employment with RCPC. The Executive shall be required to enter into a standard undertaking as a condition to the advancement of legal fees and expenses. This provision shall survive termination of the Executive’s employment and shall remain in effect through any applicable statutes of limitation.

9.Notices. All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by overnight courier or mailed first class, postage prepaid, by registered or certified mail (notices mailed shall be deemed to have been given on the date mailed), provided that all notices to the Company and the Executive shall also be sent simultaneously by email, as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith or in the case of the Company, to its then current principal office address):

If to the Company, to General Counsel (or her successor), Attention: Mitra Hormozi; mitra.hormozi@revlon.com.

If to the Executive, to the Executive’s principal residence as reflected in the records of the Company and to the Executive’s email address as reflected in the records of the Company.

10.General.

10.1 Headings. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

10.2 Entire Agreement. This Agreement (together with the Exhibits, Schedules and the documents referenced herein) sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof including any offer letter or term sheets. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

10.3 Assignment. This Agreement shall be binding upon the parties hereto and their successors and permitted assignees. This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive, nor may the Executive pledge, encumber or anticipate any payments or benefits due hereunder, by operation of law or otherwise. RCPC may assign its rights, together with its obligations, hereunder (i) to any affiliate or (ii) to a third party (that agrees in writing to assume the obligations in this Agreement) in connection with any sale, transfer or other disposition of all or substantially all of any business to which the Executive’s services are then principally devoted, provided that no assignment pursuant to clause (ii) shall relieve the Company from its obligations hereunder to the extent the same are not timely discharged by such assignee.

10.4 Amendment. This Agreement may be amended, modified, superseded, canceled, renewed, or extended, and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

10.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

11.Subsidiaries and Affiliates. As used herein, the term “subsidiary” shall mean any corporation or other business entity controlled directly or indirectly by the corporation or other business entity in question, and the term “affiliate” shall mean and include any corporation or other business entity directly or indirectly controlling, controlled by or under common control with the corporation or other business entity in question.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first above written.

REVLON CONSUMER PRODUCTS CORPORATION

By: /s/ Dimitra Manis
Dimitra Manis
Chief Human Resources Officer

EXECUTIVE:

/s/ Debra Perelman
Debra Perelman

SCHEDULE A

REVLON CODE OF CONDUCT AND BUSINESS ETHICS